January 12, 2000

Golden Thunder Resources ltd.
Tun Resources Inc.
Suite 402, 938 Howe Street
Vancouver, BC V6Z 1N9

Attention: Tun Ave Sai

Dear Sirs:

RE: LETTER OF INTENT FOR PURCHASE OF SHARES OF TUN RESOURCES INC.

This letter (the "letter of Intent") sets forth the general terms and condition of an agreement whereby Vega-Atlantic Corporation ("Vega") will purchase the right, title and interest in and to 80% of the issued and outstanding shares in Tun Resources Inc. ("Tun") from Golden Thunder Resources Ltd. ("Golden Thunder"), with an option to purchase the remaining 20% of the shares of Tun held by Golden Thunder.

BACKGROUND:

A. Vega is a Colorado corporation, listed and trading on the OTC Bulletin Board in the United States.

B.   Golden Thunder is a B.C. corporation, listed on the CDNX for trading.

C.   Golden Thunder owns 100% of the issued and outstanding shares of Tun.

D. Tun holds an interest in two mineral prospect joint ventures in the Republic of China: the Yuntong Joint Venture in the Yunnan Province, P.R.C. (82% interest), and the Lutong Project in the Yunnan Province, P.R.C. (80% interest), and may also hold an interest in other properties by way of joint venture or other form of interest (collectively, the "Tun Joint Venture Interest").

E. Vega wishes to purchase from Golden Thunder 80% of the issued and outstanding shares of Tun (the "Shares"), with an option to purchase the remaining 20% of the shares (the "Option").

In consideration of the sum of $10.00 paid to Golden Thunder, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, the parties hereto agree as follows;

1.   PURCHASE AND SALE OF THE SHARES

1.1 Golden Thunder will sell to Vega, and Vega will purchase from Golden Thunder, the Shares in consideration of the following:

a. a commitment to provide funding to Tun on or before the dates and in the amounts set out below:

                                              Amount of
          Date of Investment                  Investment ($U.S.)
          ------------------                  ------------------

          January 31, 2000                               50,000

          February 15, 2000                             250,000

          March 15, 2000                                300,000

          April 15, 2000                                200,000

          May 15, 2000                                  200,000

          August 15, 2000 (the                          180,000
          "Completion Date")

          Total                                      $1,180,000

          (collectively, the "Tun Investment Funds").

b. 600,000 Rule 144 common shares in the capital of Vega transferred to Golden Thunder on or about the Closing Date set out in clause 3.1 below;

c. 1,000,000 Rule 144 common shares in the capital of Vega transferred to Golden Thunder on or about the Completion Date;

d. 500,000 employee share options in the capital of Vega at $0.10 U.S. per share, which will be made available to employees and directors of Tun, such option plan to be entered into after the Closing Date set out in clause 3.1 below; AND

e. Vega acknowledges that it shall be soley responsible for the funding of Tun and the Tun Joint Venture Interests, and that Golden Thunder's minority ownership interest will not require Golden Thunder to provide funding in the future. The funding of Tun and the Tun Joint Venture Interests includes costs and expenses associated with day to day operation.


1.2 If the Tun Investment Funds are not forwarded on or about the dates set out above, or if Vega does not transfer the Tun Investment Funds or Vega Shares by on or about the Closing Date or on or about the Completion Date, as set out above, the agreement contemplated herein will be null and void, unless otherwise agreed by the parties hereto.

1.3 The Investment Funds to be provided by Vega shall be deemed to be loans to Tun, until the completion of the total advance of all the Investment Funds, the terms of such deemed loans to be further detailed in the Formal Agreement referred to in Clause 7.

1.4 The Vega Shares will be, when issued, fully paid and non-assessable exchangeable common shares in the capital of Vega and will be free and clear of all liens, charges and encumbrances save and except for hold periods or resale restrictions imposed by applicable securities laws, regulations and statutes of all applicable jurisdictions.

2.   THE OPTION

2.1 Golden Thunder will provide Vega with an option to purchase the remaining 20% of the issued and outstanding shares (the "Optioned Shares") of Tun on the following terms:

a. upon the request of Vega, the Optioned Shares will be assessed at fair market value by qualified independent evaluator(s), the cost of such evaluation to be divided equally between Golden Thunder and Vega;

b. Golden Thunder shall offer the Optioned Shares to Vega at the fair market value price determined in the evaluation;

c. the option will be exercisable from the Completion Date for two years following such date, or until August 15, 2002;

d. Vega must provide notice in writing to Golden Thunder that it wishes to exercise the option, and upon receiving such notice, Golden Thunder will transfer the Optioned Shares to Vega;

e. if Vega does not exercise the Option by August 15, 2002, the Option will be null and void.

3.   CLOSING

3.1 The closing of the Formal Agreement as defined in Section 7 of this Letter of Intent shall occur no later than April 15, 2000 (the "Closing Date") after the receipt of final regulatory approval and Tun shareholders approval, unless otherwise agreed by the parties hereto.

3.2 On Completion Date, Tun Aye Sai shall be appointed to the Board of Directors of Vega.

3.3 Also on the Closing Date, a designate of Vega shall be made a signatory to the banking documents and accounts of Tun.

3.4 On or before the Closing Date, Tun Aye Sai agrees to enter into a management contract with Tun whereby be shall continue in the day-to-day operation and management of Tun until August 15, 2002.


4.   DUE DILIGENCE AS A PRE-CONDITION TO CLOSING

4.1 The transaction contemplated herein is subject to Vega conducting due diligence investigations and being satisfied with the results of same prior to the Closing Date. The due diligence investigations of Vega may include, but shall not be limited to, confirmation and review of:

a.   Title, status and ownership of the Tun Joint Venture Interests;

b.   The Tun Joint Venture Costs, which may include a detailed listing of same;

c. Corporate status, tax filings, regulatory filing in all applicable jurisdictions, employee withholding and payroll filings, republic levies, taxes and other charges;

d.   A listing of legal proceedings to which Tun may be a party;

e.   The minute books and corporate records of Tun;

f. The outstanding liabilities of Tun, which liabilities shall remain substantially unchanged at the Closing Date;

g. The most recent financial statements of Tun, including any audited statements, which shall be prepared in accordance with Canadian GAAP, current to Tun's most recently completed financial quarter, and all subsequently updated financials;

h.   The date of Tun's fiscal year end; and

i.   Any other information which Vega reasonable my request from Tun.

4.2 Golden Thunder and Tun may also conduct due diligence investigations and request from Vega any information that they reasonable require in order to conduct such investigation, including, but not limited to, minute books, corporate documents, financial statements, regulatory and tax filings, records of legal proceedings, and outstanding liabilities.

4.3 The closing of the transaction contemplated in this Letter of Intent will be subject to the parties being satisfied with the results of their respective due diligence investigations.

5.   REPRESENTATIONS AND WARRANTIES

5.1  Vega represents and warrants to Golden Thunder that:

(a) Vega is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Colorado; and it is a "reporting issuer" on the OTC Bulletin Board as that term is normally defined in that exchange's rules and regulations;

(b) entering into this Letter of Intent does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Vega is a party;

(c) this Letter of Intent has been or will be authorized by all necessary corporate action on the part of Vega;

(d) Vega's common shares are listed and posted for trading through the OTC Bulletin Board, and it is in good standing with all regulatory and statutory bodies having jurisdiction over its business affairs.


5.2  Golden Thunder represents and warrants to Vega that:

(a) Golden Thunder is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia; and it is both a "reporting issuer" and an "exchange issuer" listed on the Canadian Venture Exchange (the "CDNX") as those terms are normally defined in the securities industry in British Columbia;

(b) entering into this Letter of Intent does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Golden Thunder is a party;

(c) this Letter of intent has been or will be authorized by all necessary corporate action on the part of golden Thunder.


5.3  Tun represents and warrants to Vega that:

(a) Tun is a valid and subsisting privately-held corporation duly incorporated and in good standing under the laws of the Province of British Columbia.

(b) entering into this Letter of Intent does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Vega is a party;

(c) this Letter of Intent has been or will be authorized by all necessary corporate action on the part of Vega;

6.   RIGHTS AND OBLIGATIONS OF THE PARTIES

6.1 Upon execution of this Letter of Intent, Vega shall take all reasonable steps to:

(a) gain, prior to the Closing Date, such approvals to this Letter of Intent as may be required from its shareholders, from regulatory and statutory authorities having jurisdiction if required including, without limiting the generality of the foregoing, the written consent of the directors and officers of Vega to the terms of this Letter of Intent (in form required by corporate legislation in Colorado or by the corporate counsel of Vega);

(b) at any time prior to the Closing Date, not do or permit to be done any act or thing which would or might in any way adversely affect the rights of Golden Thunder and Tun hereunder; and

(c) provide to Golden Thunder and Tun any and all reasonable requested agreements, documents, records, data and files (in written or electronic form) relating to Vega and in the care, control and possession of Vega.

6.2 Upon execution of this Letter of Intent, Golden Thunder and Tun shall take all reasonable steps to:

(a) gain, prior to Closing, such approvals to the purchase and sale of the Shares as may be required from their shareholders, from the CDNX, and from regulatory and statutory authorities having jurisdiction including, without limiting the generality of the foregoing, the written consent of the directors and officers of Golden Thunder and Tun to the terms of this Letter of Intent (in form required by the Company Act of British Columbia or by the corporate counsel of the companies);

(b) at any time prior to Closing, not do or permit to be done any act or thing which would or might in any way adversely affect the rights of Vega hereunder; and

(c) provide to Vega any and all reasonable requested agreements, documents, records, data and files (in written or electronic form) relating to Vega and in the care, control and possession of Vega.

7.   FORMAL AGREEMENT

7.1 The parties agree that this Letter of Intent incorporates all of the essential terms of their agreement and that is shall be binding upon them. However, the parties will negotiate, on or before April 15, 2000 an agreement, or agreements, (the "Formal Agreement") which may incorporate such further terms and conditions as are reasonable necessary to carry out, and give effect in, the general terms and conditions of this Letter of Intent.

7.2 The parties agree that upon execution of the Formal Agreement that all prior understandings and agreements, whether verbal or written, shall be superseded by the terms of the Formal Agreement and that such prior understandings and agreements, including this Letter of Intent, shall be superseded and terminated by the terms of the Formal Agreement.

8.   MISCELLANEOUS

8.1 Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

8.2 This Letter of Intent shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

8.3 Vega agrees that it shall be responsible for its own legal expenses and disbursements relating to this Letter of Intent and their expenses related to negotiation and preparation of the Final Agreement.

8.4 This Letter of Intent and the Final Agreement shall be interpreted and construed in accordance with the laws of British Columbia and the parties agree to attorn to the courts thereof.

8.5 All dollar figures in this Letter of Intent are given in valid currency of Canada unless otherwise specified.

8.6  This Letter of Intent may be executed by facsimile and in counterpart.

8.7 All amendments to this Letter of Intent must be in writing and signed by all of the parties hereto.

8.8 The performance of the covenants and obligations are subject to Golden Thunder's shareholders' approval and the acceptance for filing of this Letter of Intent and the Formal Agreement by the CDNX and regulatory authorities.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Letter of Intent in the pace provide below turning the same to us at your earliest convenience. Upon your execution thereof, this Letter of Intent will constitute a legal and binding agreement subject to its terms.

Yours truly,
VEGA-ATLANTIC CORPORATION


/s/ Grant Atkins
----------------
Grant Atkins, President





I/We the undersigned hereby accept the terms and conditions of this Letter of Intent.

GOLDEN THUNDER RESOURCES LTD.


/s/ Marie Joan Lai-Soskin
-------------------------
Authorized Signatory


Director
--------
Position with Golden Thunder Resources Ltd.


January 14, 2000
----------------
Date Accepted


TUN RESOURCES INC.


/s/ Tun Aye Sai
---------------
Authorized Signatory


Director
--------
Position with Tun Resources Inc.


January 14, 2000
----------------
Date Accepted